Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-13175, 333-13173, 333-59832, 333-70710, 333-114958, and 333-188448) and on Form S-3 (No. 333-191104) of Harsco Corporation of our report dated March 2, 2015, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of the revisions discussed in Note 2, as to which the date is June 1, 2015, relating to the consolidated financial statements, financial statement schedule, and the effectiveness of internal control over financial reporting, which appears in this Form 8-K.

/s/ PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
June 1, 2015